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                                                                      Exhibit 12


                                      HECLA MINING COMPANY

                             FIXED CHARGE COVERAGE RATIO CALCULATION

                For the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and the three months ended December 31, 1999 and 2000
                             (dollars in thousands, except ratios)
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                                                                                                      4th Qtr      4th Qtr
                                         1996         1997       1998         1999         2000         1999         2000
                                      ---------    --------   ---------    ---------    ---------    ---------    ---------
Net loss from continuing operations
 before income taxes, extraordinary
 charge and cumulative effect of
 change in accounting principle       $ (31,667)   $  1,414    $  (5,817)   $ (43,794)   $ (84,834)   $  (6,648)   $ (54,611)
Income (loss) from discontinued
 operations, net                            - -         - -        4,374        4,786        1,529          614       (1,701)

Add:  Fixed Charges                      11,651      11,126       11,392       12,791       16,283        3,561        4,346
Less:  Capitalized Interest              (2,360)       (806)        (959)         (19)         - -          - -          - -
                                      ---------    --------    ---------    ---------    ---------    ---------    ---------
Adjusted income (loss) before
 income taxes, extraordinary item,
 and cumulative effect of change
 in accounting principle              $ (22,376)   $ 11,734    $   8,990    $ (26,236)   $ (67,022)   $  (2,473)   $ (51,966)
                                      =========    ========    =========    =========    =========    =========    =========

Fixed charges:
 Preferred stock dividends            $   8,050    $  8,050     $  8,050    $   8,050    $   8,050    $   2,012    $   2,012
 Interest portion of rentals                543         614           73          134          114           30           29
 Total interest costs                     3,058       2,462        3,269        4,607        8,119        1,519        2,305
                                      ---------    --------     --------    ---------    ---------    ---------    ---------

Total fixed charges                   $  11,651    $ 11,126     $ 11,392    $  12,791    $  16,283    $   3,561    $   4,346
                                      =========    ========     ========    =========    =========    =========    =========

Fixed Charge Ratio                          (a)        1.05          (a)          (a)          (a)          (a)          (a)

Inadequate coverage                   $  34,027    $    - -     $  2,402    $  39,027    $  83,305    $   6,034    $  56,312
                                      =========    ========     ========    =========    =========    =========    =========

Write-downs and other noncash charges:
 DD&A(b) (mining activity)            $  20,451    $ 21,009     $ 17,170    $  18,662    $  18,091    $   4,921    $   4,065
 DD&A(b) (corporate)                        338         311          389          321          282           73           69
 Provision for (benefit from)
  closed operations                      22,806        (724)         734       30,100       20,029        1,567       16,010
 Reduction in carrying value of
  mining properties                      12,902         715          - -          175       40,240          - -       31,168
                                      ---------    --------     --------    ---------    ---------    ---------    ---------

                                      $  56,497    $ 21,311     $ 18,293    $  49,258    $  78,642    $   6,561    $  51,312
                                      =========    ========     ========    =========    =========    =========    =========


 (a)   Earnings for period inadequate to cover fixed charges.

 (b)   "DD&A" is an abbreviation for "depreciation, depletion and amoritization."
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